THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

TERMINAL ILLNESS RIDER

WAIVER OF WITHDRAWAL CHARGES

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Subject to the terms and conditions set forth below, this Terminal Illness Rider provides for a waiver of Withdrawal Charges, if applicable, provided in the Contract. In addition, this Rider is not intended to provide long-term care or nursing home insurance.

Capitalized terms in this Rider have the meanings as defined herein. Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page	[Page 2]

Rider Definitions	[Page 3]

Rider Provisions	[Pages 4-5]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[June 15, 2020]
EARLIEST DIAGNOSIS DATE:	[June 15, 2020]

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RIDER DEFINITIONS

These terms are capitalized when used in the Rider with the meaning set forth below. Capitalized terms not defined in this section are described in the provisions discussed herein or defined in the Contract, Rider(s) or Endorsement(s) attached to this Contract.

DATE OF CERTIFICATION

The date the Owner’s Terminal Illness is initially diagnosed by a Qualified Physician.

OWNER

The Owner and Joint Owners collectively, if applicable. If the Owner is a non-natural person, the Annuitant or Joint Annuitants shall be treated as the Owner for purposes of this Rider unless otherwise stated in the provisions. Owner and Annuitant names are located on the CONTRACT DATA PAGE.

QUALIFIED PHYSICIAN

A Qualified Physician is a person who is:

1.	Licensed to practice medicine in the United States by a state or federal licensing authority; and
2.	Specially trained to diagnose and treat the condition causing the Terminal Illness; and
3.	Acting within the scope of his or her license; and
4.	Not a resident of the Owner’s household or related to the Owner by blood or marriage.

TERMINAL ILLNESS

A Terminal Illness is any disease or medical condition which a Qualified Physician expects will result in death within one year from the Date of Certification.

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RIDER PROVISIONS

During the Withdrawal Charge period the Company will waive any applicable Withdrawal Charge for a single partial Withdrawal or a total Withdrawal subject to the provisions in this Rider. Any partial Withdrawal or total Withdrawal under this Rider is paid by Us directly to the Owner shown on the CONTRACT DATA PAGE.

ELIGIBILITY REQUIREMENTS UNDER THIS RIDER

Any Owner satisfies the eligibility requirements under this Rider if the following are true:

•	The Owner’s Terminal Illness is initially diagnosed by a Qualified Physician on or after the Earliest Diagnosis Date shown on the RIDER DATA PAGE; and
•	We receive and accept a claim form as described under the Filing a Claim Under this Rider provision below.

FILING A CLAIM UNDER THIS RIDER

To file a claim under this Rider for a partial Withdrawal or a total Withdrawal, You must provide the following to Us:

1.	A completed claim form that We will provide upon request of a single partial Withdrawal or total Withdrawal under this Rider; and
2.	Any authorization required by Us to obtain information and documentation from a third party; and
3.	The written consent to the claim, in a form acceptable to Us, of any irrevocable Beneficiary, assignee or other required party; and
4.

The diagnosis of Terminal Illness must be in a form of written documentation, signed by a Qualified Physician, supported by clinical, radiological or laboratory evidence of the Owner’s Terminal Illness.

The Owner or their legal proxy requesting a claim under this Rider and the Annuitant (if the Owner is a non-natural person) shall cooperate with Us in Our verification of a claim by providing assistance including, but not limited to, the completion and submission to Us of any questionnaire or authorization form needed, that in Our opinion, is required to conduct such verification.

If We deny the claim for waiver of any applicable Withdrawal Charge under this Rider, We will not disburse a requested withdrawal until the Owner is notified of the denial and provided with the opportunity to accept or reject the withdrawal proceeds, including any Withdrawal Charge.

A denial of the claim will be issued on the same Business Day that the claim is received. The Owner may appeal a denial. Appeals are escalated to the applicable business unit to review and provide direction in a non-discriminatory manner and within a reasonable timeframe. Generally, escalated matters do not exceed 5-10 Business Days once all required information is received by the Company.

If We discover that You did not satisfy the eligibility requirements above after a partial or total Withdrawal under this Rider has been paid by Us, We will pursue all available legal remedies.

TERMINATION

This Rider will terminate on the earliest of one of the following:

1.	The date the Contract terminates;
2.	The date annuity income payments begin under an Income Plan;
3.	Upon payment of a total Withdrawal; or
4.	The date of the Owner’s death, unless the Owner’s Spousal Beneficiary continues the Contract under the provisions of the Internal Revenue Code §72(s)(3).

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Termination shall not prejudice the waiver of any applicable Withdrawal Charge while this Rider is in force.

Signed for the Company to be effective on the Contract Date.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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